Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact:
October 30, 2007	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Third Quarter Profits of $742,758

MOUNT AIRY, NC — Mount Airy-based Surrey Bancorp (the “Company”) announced today that the Company had posted earnings of $742,758 or $.21 per fully diluted share for the third quarter of 2007. This represents a 1.3 percent increase in profitability from the second quarter of 2006, when the Company reported earnings of $733,409 or $.21 per fully diluted share. The increase in earnings was the result of increases in net interest income and non-interest income which narrowly outpaced an increase in the provision for loan losses and increases in non-interest bearing expenses. The increase in net interest income is the result of growth. The increase in non-interest income is primarily the result of an increase in servicing fees from government guaranteed loans sold and increased revenue from the insurance and brokerage divisions of Surrey Investment Services, Inc., a subsidiary of Surrey Bank & Trust. The increase in the provision for loan losses is attributable to the effects of net charge-offs in the third quarter of 2007 compared to net recoveries in the third quarter of 2006. Non-interest expenses increased primarily due to increases in FDIC insurance assessments and compliance cost associated with the Sarbanes-Oxley Act of 2002.

Total assets were $206,516,320 as of September 30, 2007, an increase of 14.5 percent from the $180,389,973 reported as of September 30, 2006. Net loans increased 10.7 percent to $161,217,878, compared to $145,687,311 at the end of the third quarter of 2006. Asset quality remained strong with delinquency levels and loan losses in line with industry averages. Loan loss reserves were $2,615,487 or 1.60 percent of total loans as of September 30, 2007. Total deposits increased to $165,272,972 at the end of the third quarter, a 14.4 percent increase from the $144,415,168 reported at the end of the third quarter of 2006.

Surrey Bancorp (Stock Symbol SRYB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

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